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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   Schedule TO

                      Tender Offer Statement under Section
           14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

                               (AMENDMENT NO. 6)

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                               ARTISTdirect, Inc.
                                (Name of Issuer)

                           ARTISTdirect, Inc. (Issuer)
 (Name of Filing Person (Identifying Status as Offeror, Issuer or Other Person))

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   04315D 10 3
                      (CUSIP Number of Class of Securities)

                                James B. Carroll
                               ARTISTdirect, Inc.
          5670 Wilshire Blvd., Suite 200, Los Angeles, California 90036
                            Telephone: (323) 634-4000
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of Filing Persons)

                                    Copy to:
                             Greg T. Williams, Esq.
                         Brobeck, Phleger & Harrison LLP
                  38 Technology Drive, Irvine, California 92618
                            Telephone: (949) 790-6300

                            CALCULATION OF FILING FEE

        TRANSACTION VALUATION*                        AMOUNT OF FILING FEE
              $3,000,000                                    $600.00

 * Calculated solely for the purpose of determining the amount of the filing fee, based upon the purchase of 2,000,000 shares of Common Stock, par value $0.01 per share, at the maximum tender offer price of $1.50 per share.

[x] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $600
Form or Registration No.:  Schedule TO
Filing Party:  ARTISTDIRECT, INC.
Date Filed:  February 26, 2001

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates.

[ ] third-party tender offer subject to Rule 14d-1.

[x] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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         This Amendment No. 6 to Schedule TO further amends and supplements the
Schedule TO originally filed on February 26, 2001, as amended on March 8, 2001, March 14, 2001, March 30, 2001, April 4, 2001 and April 12, 2001 relating to the tender offer by ARTISTdirect, Inc., a Delaware corporation, to purchase 2,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, of its common stock, par value $.01 per share, at prices not greater than $1.50 nor less than $1.25 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth in the offer to purchase, dated February 26, 2001, as amended on March 8, 2001, March 14, 2001, March 30, 2001, April 4, 2001 and April 12, 2001 and in the related letter of transmittal, which, as amended and supplemented from time to time, together constitute the tender offer.

ITEM 4.  TERMS OF THE TRANSACTION

         Item 4 of the Schedule TO is hereby amended and supplemented by adding the following language:

         The tender offer expired at 11:59 P.M., New York City time, on April 11, 2001. ARTISTdirect accepted for payment a total of 2,000,000 shares of ARTISTdirect common stock at a purchase price of $1.25 per share.

ITEM 11. ADDITIONAL INFORMATION

         On April 20, 2001 ARTISTdirect, Inc. issued a press release announcing the final results of its self tender offer. The press release is included herein as Exhibit (a)(5)(H) and incorporated herein by reference.

ITEM 12. EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION

(a)(1)(A)         Offer to Purchase, dated February 26, 2001**
(a)(1)(B)         Letter of Transmittal**
(a)(1)(C)         Notice of Guaranteed Delivery**
(a)(1)(D) Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated February 26, 2001**
(a)(1)(E) Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees**
(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9**
(a)(1)(G) Letter to Participants in the ARTISTdirect, Inc. Employee Stock Purchase Plan, dated February 26, 2001**
(a)(2)-(4)        Not applicable
(a)(5)(A)         Press Release, dated February 12, 2001*
(a)(5)(B) Letter to Stockholders from the Chairman of the Board and Chief Executive Officer of ARTISTdirect, Inc., dated February 26, 2001**
(a)(5)(C)         Press Release, dated February 26, 2001**
(a)(5)(D)         Press Release, dated March 14, 2001***
(a)(5)(E)         Press Release, dated March 30, 2001****
(a)(5)(F)         Press Release, dated April 4, 2001*****
(a)(5)(G)         Press Release, dated April 12, 2001******
(a)(5)(H)         Press Release, dated April 20, 2001
(b)               Not applicable
(c)               Not applicable
(d)(1) Amended and Restated Stockholders Agreement, among ARTISTdirect, Inc. and certain stockholders, as amended**
(d)(2) ARTISTdirect -- Cisneros Television Group Memorandum of Understanding dated as of November 15, 1999 between ARTISTdirect, Inc. and Lakeport Overseas Ltd. (incorporated by reference to Exhibit 10.40 in the Registrant's Registration Statement on Form S-1 initially filed on September 22, 1999)
(e)               Not applicable


* Previously filed on Schedule TO-C filed with the Commission on February 12, 2001.

** Previously filed on Schedule TO-I filed with the Commission on February 26, 2001.

***      Previously filed on Amendment No. 2 to Schedule TO filed on March 14,
         2001.

****     Previously filed on Amendment No. 3 to Schedule TO filed on March 30,
         2001.

*****    Previously filed on Amendment No. 4 to Schedule TO filed on April 4,
         2001.

******   Previously filed on Amendment No. 5 to Schedule TO filed on April 12,
         2001.


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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             ARTISTDIRECT, INC.


                                             By: /s/ James B. Carroll
                                                 ------------------------------
                                                 Name: James B. Carroll
                                                 Title: Chief Financial Officer

Dated: April 20, 2001

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                                  EXHIBIT INDEX



EXHIBIT
NUMBER            DESCRIPTION

(a)(1)(A)         Offer to Purchase, dated February 26, 2001**
(a)(1)(B)         Letter of Transmittal**
(a)(1)(C)         Notice of Guaranteed Delivery**
(a)(1)(D) Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated February 26, 2001**
(a)(1)(E) Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees**
(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9**
(a)(1)(G) Letter to Participants in the ARTISTdirect, Inc. Employee Stock Purchase Plan, dated February 26, 2001**
(a)(2)-(4)        Not applicable
(a)(5)(A)         Press Release, dated February 12, 2001*
(a)(5)(B) Letter to Stockholders from the Chairman of the Board and Chief Executive Officer of ARTISTdirect, Inc., dated February 26, 2001**
(a)(5)(C)         Press Release, dated February 26, 2001**
(a)(5)(D)         Press Release, dated March 14, 2001***
(a)(5)(E)         Press Release, dated March 30, 2001****
(a)(5)(F)         Press Release, dated April 4, 2001*****
(a)(5)(G)         Press Release, dated April 12, 2001******
(a)(5)(H)         Press Release, dated April 20, 2001
(b)               Not applicable
(c)               Not applicable
(d)(1) Amended and Restated Stockholders Agreement, among ARTISTdirect, Inc. and certain stockholders, as amended**
(d)(2) ARTISTdirect -- Cisneros Television Group Memorandum of Understanding dated as of November 15, 1999 between ARTISTdirect, Inc. and Lakeport Overseas Ltd. (incorporated by reference to Exhibit 10.40 in the Registrant's Registration Statement on Form S-1 initially filed on September 22, 1999)
(e)               Not applicable


* Previously filed on Schedule TO-C filed with the Commission on February 12, 2001.

** Previously filed on Schedule TO-I filed with the Commission on February 26, 2001.

***      Previously filed on Amendment No. 2 to Schedule TO filed on March 14,
         2001.

****     Previously filed on Amendment No. 3 to Schedule TO filed on March 30,
         2001.

*****    Previously filed on Amendment No. 4 to Schedule TO filed on April 4,
         2001.

******   Previously filed on Amendment No. 5 to Schedule TO filed on April 12,
         2001.